EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2009 Employee Stock Purchase Plan of XO Group Inc. of our reports dated March 3, 2016, with respect to the consolidated financial statements and schedule of XO Group Inc. and the effectiveness of internal control over financial reporting of XO Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
July 28, 2016